Oramed Pharmaceuticals Announces Publication of Research Article on its Oral Insulin Capsule ORMD-0801 in Diabetes, Obesity and Metabolism

Study data shows ORMD-0801 resulted in glucose and c-peptide reduction

JERUSALEM, Israel – May 26, 2010– Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of alternative drug delivery systems, announced today that the paper entitled, “Open-label study to assess the safety and pharmacodynamics of five oral insulin formulations in healthy subjects," authored by Dr. Roy Eldor, Dr. Miriam Kidron and Dr. Ehud Arbit, was accepted and published in the Diabetes, Obesity and Metabolism (DOM) journal.

"Publication of our data in a prestigious journal such as DOM lends further credence to the importance of oral insulin as a potential drug in the management of diabetes. The data published on formulation optimization is an important milestone in the development of ORMD-0801, and provides the continued evidence of clinical safety and the foundation for the proof of concept study for our proprietary oral drug delivery platform," said Dr. Miriam Kidron, Chief Officer of Oramed.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research performed by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com.

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Company and Investor Relation Contacts:
Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: + 972-54-334-4318Email: tara@oramed.com